Exhibit 3.11

OXFORD MINING COMPANY - KENTUCKY, LLC

Amended and Restated Operating Agreement

September 30, 2009

This Amended and Restated Operating Agreement, dated effective as of the date set forth above (this “Agreement”), is adopted, executed and agreed to by the Member (as defined below) who is the sole member of Oxford Mining Company - Kentucky, LLC, a single member Kentucky limited liability company (the “Company”), amending and restating in its entirety the existing Operating Agreement of the Company dated August 12, 2009.

1. Name and Organization/Separate Existence. The name of the Company is Oxford Mining Company - Kentucky, LLC. The Company is organized as a single member Kentucky limited liability company under and pursuant to the Kentucky Limited Liability Company Act, Kentucky Revised Statutes Chapter 275, as such shall be amended from time to time (the “Act”), by reason of the filing of Articles of Organization, dated August 12, 2009 (the “Articles”), with the Kentucky Secretary of State. The Company shall be, and shall hold itself out to the public as, a legal entity separate and distinct from the Member and from any other entity.

2. Member and Purpose of Agreement. Oxford Mining Company, LLC, an Ohio limited liability company, is the sole member of the Company (the “Member”). The sole member of the Member is Oxford Resource Partners, LP, a Delaware limited partnership (“Oxford LP”), and Oxford Resources GP, LLC, a Delaware limited liability company (“Oxford GP”), is the general partner of Oxford LP authorized to act for and on behalf of Oxford LP. The Member’s address and principal office is located at 544 Chestnut Street, Coshocton, Ohio 43812. This Agreement is the written declaration of the Member as to the affairs of the Company and the conduct of its business.

3. Principal Office/Principal Place of Business. The address, principal office and principal place of business of the Company shall be at 544 Chestnut Street, Coshocton, Ohio 43812.

4. Purpose of Company. The purpose of the Company is to carry on any lawful business or activity for which limited liability companies may be organized under the Act.

5. General Powers. Subject to the limitations set forth in the Articles and this Agreement, the Company shall have and may exercise all powers and rights that a limited liability company may exercise legally pursuant to the Act.

6. No Commingling of Funds. The Company shall not commingle the funds and other assets of the Company with those of the Member or of any other person or entity; provided that funds of the Company may be transferred to the Member under a policy to commonly deposit and invest funds if records are maintained that accurately reflect which of such funds are the funds of the Company.

7. Term. The term of the Company commenced on the date that the Articles were filed with the Kentucky Secretary of State and shall continue indefinitely, unless and until dissolved pursuant to the terms of Paragraph 18 of this Agreement.

8. Membership Interests. The authorized and issued membership interests in the Company shall consist of 100 units of membership interests, all of which have been issued to and are held by the Member. None of the membership interests in the Company shall at any time represent interests (a) that by their terms provide that they are securities governed by the uniform commercial code of any applicable jurisdiction, (b) that are dealt in or traded on securities exchanges or markets or (c) in issuers that are registered as investment companies.

9. Contributions. Without creating any rights in favor of any third party, the Member may, in its sole discretion, from time to time, make contributions of cash, property or services to the capital of the Company when the Member determines that such capital is required or advisable to preserve, maintain or expand the business of the Company, but shall have no obligation to do so.

10. Distributions/Other Rights and Benefits. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

11. Management. The business and affairs of the Company shall be managed by the Member, recognizing that the Member acts by and through its sole member, Oxford LP, which acts through Oxford GP which is the sole general partner of Oxford LP. In this regard, any action authorized by the Member in so managing the business and affairs of the Company, including without limitation action involving the execution and/or delivery of any and all documents relating to the business and affairs of the Company, may be taken for and on behalf of the Company by any officer of the Company, including in any such case execution by any such officer of the Company of any and all such documents in one of the following formats (or any reasonably similar format) for such execution, provided that, where such authorization by the Member specifically authorizes the same by specific officers of the Company, then such specific officers shall be the only ones so authorized in that instance:

Oxford Mining Company - Kentucky, LLC

By:
Name:	[Name of Officer]
Title:	[Title of Officer]

-or-

Oxford Mining Company - Kentucky, LLC

By:
[Name of Officer], [Title of Officer]

12. Officers. The Member may, from time to time as it deems advisable, select natural persons to be officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Chief Executive Officer, one or more Senior Vice Presidents and/or Vice Presidents, Chief Financial Officer, Secretary, Treasurer and Assistant Secretary) to any such person. An Officer may be removed with or without cause by the Member whether or not the Officer acted in good faith. The Member hereby confirms that, as of the date of this Agreement, the Officers are as follows: (a) Charles C. Ungurean, President and Chief Executive Officer; (b) Thomas T. Ungurean, Vice President, Equipment; (c) Gregory J. Honish, Senior Vice President, Operations; (d) Jeffrey M. Gutman, Senior Vice President, Chief Financial Officer and Treasurer; (e) Michael B. Gardner, General Counsel and Secretary; and (f) Linda D. Whitis, Assistant Secretary.

13. Indemnification. To the fullest extent permitted by applicable law:

(a) no Member or Officer (an “Indemnified Person”) shall be liable to the Company or its Member for any loss, claim, damage or expense incurred by reason of any action taken or omitted to be taken by such Indemnified Person; provided that the foregoing shall not relieve the Indemnified Person from liability for any loss, claim, damage or expense that is determined by a final judgment of a court of competent jurisdiction to be primarily attributable to such Indemnified Person’s bad faith or gross negligence;

(b) the Company shall indemnify and hold harmless each of the Indemnified Persons from and against any and all liabilities, obligations, losses, damages, fines, taxes (and interest and penalties thereon), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever (“Damages”) which may be imposed on, incurred by or asserted at any time against such Indemnified Person in any way related to or arising out of this Agreement or the business or affairs of the Company; provided that no Indemnified Person shall be entitled to indemnification hereunder if it shall have been determined by a final judgment of a court of competent jurisdiction that the Damages are primarily attributable to such Indemnified Person’s bad faith or gross negligence; and

(c) the Company shall pay the expenses (including reasonable legal fees and expenses and costs of investigation) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding described in section (b) above as such expenses are incurred by such Indemnified Person and in advance of the final disposition of such matter; provided that such Indemnified Person undertakes to repay such expenses if it is determined by a final judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified pursuant to section (b) above.

14. Limitation of Liability. The Member’s liability for the debts and obligations of the Company shall be limited as set forth in the Act.

15. Fiscal Year/Method of Accounting. The fiscal year of the Company shall be the calendar year. The Company’s books shall be kept in such manner and by using such method of accounting as the Member may determine, and the Member may change accounting methods whenever the Member believes a change to be in the best interest of the Company.

16. Company Books/Records. A written record showing the name, last known address and interest of the Member in the Company shall be maintained by the Company at its principal office. The Company shall also maintain and preserve at its principal office, during the entire term of the Company unless a shorter period is indicated below, accounts, books, records and other material Company documents (separate from the accounts, books, records and documents of the Member), including, without limitation: (a) a copy of the Articles filed with the Kentucky Secretary of State, any amendments thereto and executed copies of any power of attorney pursuant to which any articles of amendment have been executed; (b) a copy of this Agreement, together with any supplements, modifications or amendments thereto; (c) copies of all federal, state and local tax returns and reports of the Company, if any, for the three most recent years; (d) copies of all financial statements of the Company for the three most recent years; and (e) a written statement of the amount of any cash, and a description and agreed value of any other property or services to the Company, that the Member may from time to time contribute or agree to contribute.

17. Status. For purposes of U.S. federal income tax, the Company is intended to be disregarded as an entity separate from its owner, pursuant to Treas. Reg. §§ 301.7701-2(c)(2)(i) and 301.7701-3(b).

18. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event (except an entry of a decree of judicial dissolution under §275.290 of the Act) will cause the Company to dissolve.

19. Successors and Assigns. Each and all of the covenants, terms, provisions and agreements in this Agreement shall be binding upon and inure to the benefit of the Member and its successors and assigns.

20. No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of either the Company or the Member.

21. Amendment. This Agreement may not be amended except in writing by the Member.

22. Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the Commonwealth of Kentucky.

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IN WITNESS WHEREOF, the Member, as the sole member of the Company, has executed this Agreement effective as of the date first set forth above.

MEMBER:

OXFORD MINING COMPANY, LLC

By:	/s/ Charles C. Ungurean
Charles C. Ungurean
President and Chief Executive Officer